Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

May 9, 2023

Board of Directors

Madrigal Pharmaceuticals, Inc.

Four Tower Bridge

200 Barr Harbor Drive, Suite 200

West Conshohocken, PA 19428

Ladies and Gentlemen:

We are acting as counsel to Madrigal Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $200,000,000 of shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), from time to time and at various prices in an “at-the-market” offering pursuant to the terms of the Sales Agreement dated June 1, 2021, as amended by Amendment No. 1 to Sales Agreement on May 9, 2023 (as amended, the “Sales Agreement”), by and between the Company and Cowen and Company, LLC as placement agent (the “Agent”). The offering of the Shares by the Company is being made pursuant to the Company’s registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) on June 1, 2021, including a base prospectus (the “Base Prospectus”) that forms a part thereof and a prospectus supplement dated May 9, 2023 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following the (i) execution and delivery by the Company of the Sales Agreement, (ii) authorization by the Company’s Board of Directors, or authorization by the duly authorized Financing Committee of the Board of

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May 9, 2023

Directors, within the limitations established by resolutions duly adopted by the Financing Committee of the Board of Directors and in each case made available to us, of the terms pursuant to which the Shares may be sold pursuant to the Sales Agreement, (iii) authorization by a duly authorized executive officer, designated by the Financing Committee to approve placement notices under the Sales Agreement, of the terms of the applicable placement notice executed in a manner consistent with the foregoing and pursuant to which the Shares may be sold pursuant to the Sales Agreement, (iv) issuance of the Shares pursuant to the terms of the Sales Agreement, and (v) receipt by the Company of the consideration for the Shares sold pursuant to such terms and such applicable placement notice, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

Hogan Lovells US LLP